HAROT 2007-3

$803MM+

** Pricing Details **

Jt-Lds: BAS, DB

Co-Mgrs: BNP, JPM, WB

100% Pot

CLS  Size/MM  WAL  MDY/S&P  WNDW  EXPCT  LEGAL  B-MRK Sprd  Yield        Coupon       $PX

==============================================================================

A-1   $208.00    0.34   P-1/A-1+       8         04/08     08/08      I-Lib + 9      5.56483   5.56483 100.00000

A-2   $205.00    1.05  Aaa/AAA       11        02/09     01/10     EDSF  + 30 5.35000   5.29000   99.99884

A-3   $194.00    1.90  Aaa/AAA       12        01/10      02/11     1-ML  + 18                                100.00000

A-4   $196.68    3.06  Aaa/AAA       13        01/11      12/13     1-ML  + 25                                100.00000

- PxSpeed:  1.30 ABS to call

- 1st Distribution: 09/17/07

- Expected Settle:  08/23/07

- BAS B&D

- Deal documentation available on GSP Web:

  http://gspweb.bankofamerica.com/jsp/GSF/GSFHome.jsf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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